Exhibit 99.1

Zix Corporation Announces First Quarter 2003 Financial Results

    DALLAS--(BUSINESS WIRE)--April 24, 2003--

     ZixCorp's New End-User Order Commitments Total $1.9 Million,
           Including $1.6 Million in New Healthcare Business
                       During the First Quarter

    Zix Corporation (ZixCorp(TM)), (Nasdaq: ZIXI), a global provider of e-messaging management and protection services, today announced financial results for the first quarter ended March 31, 2003. For the first quarter 2003, ZixCorp reported a net loss of $6,831,000 or $0.36 per share, on revenues of $639,000, a 30% improvement over the net loss of $9,788,000, or $0.56 per share, on revenues of $389,000 recorded for the first quarter of 2002.
    "New end-user commitments for the first quarter total approximately $1.9 million, with $1.6 million of those attributable to the healthcare business we captured during this first quarter," said John A. Ryan, president and CEO of ZixCorp. "A significant new customer win for ZixCorp this quarter is Anthem, Inc., the fifth largest health benefits provider in the United States, which ordered an enterprise-wide solution with 20,000 end-user licenses. Three out of the top six publicly traded health benefits providers in the U.S. industry -- Cigna, Humana, and now Anthem -- along with another important new customer -- the Blue Cross Blue Shield Association (BCBSA) -- have now selected ZixCorp for enterprise-wide solutions. BCBSA is the trade association that represents 42 independent Blue Cross and Blue Shield companies that collectively provide healthcare for 85 million Americans. In addition to BCBSA, ZixCorp has to date been selected by 13 Blue Cross Blue Shield organizations, including Anthem. We are honored to be their preferred supplier.
    "Equally important is the mix of new healthcare business in the quarter. Excluding transactions over $300,000, we concluded over 25 major transactions averaging in excess of $50,000 each. This result compares to only five transactions at an average of $34,000 each concluded in the fourth quarter of 2002. By comparison, this quarter's results represent a five-fold increase in the number of such transactions and almost a seven-fold increase in the total dollar value of such transactions over last quarter's."
    Other health benefits providers that selected ZixCorp solutions during the quarter include Blue Cross Blue Shield of Kansas, the largest health insurer in the state of Kansas; Blue Cross of Northeastern Pennsylvania, the leading healthcare payor serving the northeastern areas of the state; American Medical Security, a health benefits provider serving members in 32 states; National Medical Health Card Systems Inc., a full-service pharmacy benefit management company with a nationwide network of pharmacies serving approximately
2.5 million plan members.
    In the Northeast, ZixCorp extended its presence in New Jersey by becoming the solutions provider of choice to Robert Wood Johnson University Hospital and Health System, where ZixCorp is now the standard, and St. Barnabas Health Care System, the oldest and largest nonprofit, nonsectarian hospital in New Jersey. New customers for ZixCorp solutions came from all other areas of the United States as well, including, for example: in the West, the University of Utah Health Sciences Center, a major university-based patient care hospital system, education, research, and health professions training center that ordered licenses for 12,000 users during the quarter; in the South, IASIS Healthcare, a leading owner and operator of acute care and medium-sized hospitals across the United States; and in the Central part of the United States, Healtheast Care System, a nonprofit healthcare system based in St. Paul, Minn. All chose ZixCorp solutions to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA).
    During the quarter, orders were received from 147 unique corporate customers in all sectors, of which 107 were from new customers, representing growth in the number of new customers of approximately 49%. Approximately 88% of the dollar value of new bookings during the first quarter was in the healthcare sector. Orders for ZixVPM(TM) constituted 55% of the dollar value of total bookings, with 9.5% attributable to the company's newest offering, ZixWorks(TM). This quarter's results bring the total number of ZixCorp corporate customers to over 300.
    Steve York, senior vice president and CFO of ZixCorp, said, "End-user order commitments continue to be the best gauge of our market penetration, since revenues from our services are generally recognized ratably over the respective subscription periods, usually one year. Accordingly, our end-user order backlog as of March 31, 2003, has grown to approximately $3.7 million, which includes approximately $1.9 million in deferred revenues on the company's balance sheet. It is expected that approximately 60% of this backlog will be recognized as revenue over the next three quarters."
    At March 31, 2003, the cash and marketable securities position of the company was $10,598,000. Pursuant to the previously disclosed March 2003 warrant exercise and replacement agreement with former Note holders, the company has received proceeds of $1,600,000, $334,000 of which was received in the first quarter, resulting from the exercise of the Note holders' 386,473 warrant shares at $4.14 per share. The company will be issuing the former Note holders new warrants covering 455,017 shares at an exercise price of $5.00 per share, as required by the warrant exercise and replacement agreement. Net cash used by continuing operations during the first quarter of 2003 was $3,957,000, as compared to $4,856,000 for the first quarter of 2002. The recent trend for a reduced level of additions to property and equipment is expected to reverse in 2003, as evidenced by first quarter 2003 purchases of property and equipment totaling $576,000, as the company upgrades certain computer hardware in its data center and acquires computer equipment to satisfy customer orders for the company's products and services, primarily ZixVPM and ZixWorks. Quarterly revenues in 2002 and 2003 included $234,000 resulting from the pro rata recognition of certain minimum payments associated with ZixCorp's Marketing and Distribution Agreement with Entrust, Inc.
    York commented further, "Regarding the company's liquidity, based upon the level of new business expected the rest of the year, coupled with an increased emphasis on cost controls, the company believes it has adequate cash resources in 2003 to grow its business. However, we continue to consider various capital funding alternatives in order to strengthen our financial position."

    About Zix Corporation

    Zix Corporation (ZixCorp(TM)) is a global provider of e-messaging management and protection services. ZixCorp offers a portfolio of managed on-site and hosted e-messaging solutions to protect organizations from viruses, spam, and electronic attack, while delivering the ability to enforce corporate policies and securely send to anyone. ZixCorp's advisory services and secure e-messaging solutions enable organizations of any size to streamline operations, avoid obsolescence, mitigate risks, and leverage the cost and time efficiencies of e-messaging. For more information, visit www.zixcorp.com.

    Safe Harbor Statement

    The following is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company's lack of significant revenues; the company's ability to achieve broad market acceptance for its products and services; the company's reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging management and protection business; and the company's ability to successfully and timely introduce new e-messaging management and protection products and related services and implement technological changes. Further details on such risks and uncertainties may be found in the company's public filings with the SEC.



                           ZIX CORPORATION
                    (A Development Stage Company)

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                                                  Three Months Ended
                                                 ---------------------

                                                 March 31,   March 31,
                                                    2003        2002
                                                 ---------   ---------

Revenues                                             $639        $389
Cost of revenues                                   (1,760)     (2,895)
Research and development expenses                  (1,204)     (2,064)
Selling, general and administrative expenses       (4,523)     (5,333)
Investment and other income                            41         115
                                                 ---------   ---------

Loss from continuing operations
      before income taxes                          (6,807)     (9,788)
Income taxes                                          (24)          -
                                                 ---------   ---------

Loss from continuing operations                    (6,831)     (9,788)
Discontinued operations                                 -           -
                                                 ---------   ---------

Net loss                                          $(6,831)    $(9,788)
                                                 =========   =========



Basic and diluted loss per common share:
      Continuing operations                        $(0.36)     $(0.56)
      Discontinued operations                           -           -
                                                 ---------   ---------
      Net loss                                     $(0.36)     $(0.56)
                                                 =========   =========




Weighted average shares outstanding                20,570      17,563





                           ZIX CORPORATION
                    (A Development Stage Company)

                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                             (Unaudited)

                                                      March   December
                                                       31,      31,
                                                       2003     2002
                                                     -------- --------

ASSETS
       Cash and marketable securities                $10,598  $14,832
       Receivables                                       194    1,014
       Other current assets                            1,087    1,546
       Property and equipment, net                     3,444    3,608
                                                     -------- --------

                                                     $15,323  $21,000
                                                     =================


LIABILITIES AND STOCKHOLDERS' EQUITY
       Accounts payable and accrued expenses          $2,561   $2,976
       Deferred revenues                               1,881      826
       Convertible preferred stock                     5,718    5,653
       Stockholders' equity                            5,163   11,545
                                                     -------- --------

                                                     $15,323  $21,000
                                                     ======== ========





                           ZIX CORPORATION
                    (A Development Stage Company)

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                             (Unaudited)


                                                  Three Months Ended
                                                 ---------------------

                                                 March 31,   March 31,
                                                   2003        2002
                                                 ---------   ---------

Loss from continuing operations                   $(6,831)    $(9,788)
Non-cash expenses                                   1,104       4,569
Changes in assets and liabilities, net              1,770         363
Discontinued operations                               (35)         (8)
                                                 ---------   ---------

Net cash used by operating activities              (3,992)     (4,864)

Purchases of property and equipment, net             (576)        (42)
Purchases and sales of marketable securities,
 net                                                4,981         955
Proceeds from exercise of warrants                    334           -
                                                 ---------   ---------

Increase (decrease) in cash and cash equivalents      747      (3,951)

Cash and cash equivalents, beginning of period      7,586       8,857

                                                 ---------   ---------

Cash and cash equivalents, end of period           $8,333      $4,906
                                                 =========   =========

    CONTACT: ZixCorp
             Investor Contact:
             Beverly V. Fuortes, 214/515-7357
             invest@zixcorp.com
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